AMENDMENT NO. 1 TO THE
                      AMENDED AND RESTATED RIGHTS AGREEMENT


         Amendment No. 1, dated as of November 23, 1998 (this "Amendment"), to the Amended and Restated Rights Agreement, dated as of June 25, 1996 (the "Rights Agreement"), between Union Camp Corporation, a Virginia corporation (the "Company"), and The Bank of New York, a New York banking corporation (the "Rights Agent").

         WHEREAS, International Paper Company, a New York corporation ("IP"), Maple Acquisition, Inc., a Delaware corporation ("MergerSub") and the Company have proposed to enter into an Agreement and Plan of Merger to be dated as of November 24, 1998 (the "Merger Agreement");

         WHEREAS, the Company desires to amend the Rights Agreement to render the Rights inapplicable to the Merger (as defined in the Merger Agreement) and the other transactions contemplated by the Merger Agreement;

         WHEREAS, the Company deems this Amendment to be necessary and desirable and in the best interests of the holders of the Rights and has duly approved this Amendment;

         WHEREAS, Section 26 of the Rights Agreement permits the Company at any time before the Distribution Date (as defined in the Rights Agreement) to amend the Rights Agreement in the manner provided herein;

         WHEREAS, Section 26 of the Rights Agreement provides that the Rights Agent shall execute this Amendment upon delivery of a certificate from an appropriate officer of the Company which states that this Amendment is in compliance with the terms of Section 26 of the Rights Agreement (the "Officer's Certificate"); and

         WHEREAS, the Officer's Certificate is being delivered to the Rights Agent concurrently with this Amendment;





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         NOW, THEREFORE, the Company hereby amends the Rights Agreement as follows:

         1. Addition of a new Section 34 which shall read as follows:

         Section 34. Exemption of Specified Transaction. Solely for the purposes of the transactions contemplated by the Agreement and Plan of Merger, dated as of November 24, 1998 (hereinafter referred to as the "Merger Agreement"), among the Company, International Paper Company, a New York corporation ("IP"), and Maple Acquisition, Inc., a Delaware corporation ("MergerSub"),
    (i) neither IP nor MergerSub, nor any of their Affiliates, shall be deemed to be an Acquiring Person upon the transactions contemplated by the Merger Agreement becoming approved or effective, (ii) the transactions contemplated by the Merger Agreement shall not be deemed to be a Section 13 Event upon such transactions becoming approved or effective, and (iii) a Distribution Date shall not occur by reason of the approval, execution or consummation of the transactions contemplated by the Merger Agreement. If the Merger Agreement is terminated for any reason in accordance with its terms or otherwise, this Section 34 shall not apply.

         2. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect, as amended hereby.





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         IN WITNESS WHEREOF, the Company and the Rights Agent have executed this
Amendment as of the date and year first written above.

                                             UNION CAMP CORPORATION


                                             By:  /s/ Dirk R. Soutendijk
                                                -----------------------------
                                                Name:  Dirk R. Soutendijk
                                                Title: Vice President, General
                                                       Counsel, and Secretary


                                             THE BANK OF NEW YORK


                                             By:  /s/ Raymon Romanski
                                                -----------------------------
                                                Name:  Raymon Romanski
                                                Title: Vice President